UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On February 22, 2022, Macellum Badger was quoted in the following article published by the Milwaukee Business Journal:

Activist investor turns attention to 43% compensation jump for Kohl’s CEO during pandemic

Milwaukee Business Journal

By Rich Kirchen

February 22, 2022

Representatives of activist Kohl’s Corp. shareholder Macellum Advisors participated in five telephone calls with CEO Michelle Gass over an eight-month period during which they expressed displeasure with the company’s financial and stock performance — and now they’re criticizing her 43% compensation increase during the pandemic.

Macellum Advisors, of New York City, disclosed a series of phone calls and other meetings with Gass and Kohl’s executives and board members in a proxy statement filed for Macellum’s nomination of 10 director candidates. Gass’ compensation is one of the arguments Macellum makes in the Feb. 18 proxy filing to argue that shareholders support the Macellum candidate slate.

A spokeswoman for Menomonee Falls-based Kohl’s (NYSE: KSS) declined to comment on Monday, referring a Business Journal reporter to previous company statements. Kohl’s has yet to file its proxy statement, which will include updated Gass compensation figures, for its annual meeting likely to be held in May.

Macellum owns nearly 5% of the company’s stock and the investor’s managing director Jonathan Duskin has been outspoken in his criticism of Kohl’s the past year, ratcheting up his criticism since January. A Macellum spokeswoman said Monday the firm had no comment beyond the material included in the proxy.

If Macellum succeeds in winning the election of its 10 candidates, those candidates plus two incumbent board members previously backed by Macellum would take over the retailer’s board. The incumbents are Margaret Jenkins and Thomas Kingsbury, who joined the board after an investor group including Macellum reached an agreement in April 2021 with Kohl’s during a previous round of shareholder activism.

As for Gass’ compensation, Macellum states in its proxy that her total pay in 2020 was the highest of her tenure at Kohl’s and totaled $12.86 million. That represented “an incredible increase” of 43% from $8.98 million in 2019 but was closer to her 2018 compensation of $12.34 million.

Gass, who joined Kohl’s in 2013, was promoted to CEO in May 2018.

Macellum contends her compensation in 2020 is an example of the lack of alignment between the board and shareholder interests.

“This seems to be made possible by an arrangement, approved by a board that sets the bar increasingly lower by paying executives target bonuses for achieving worse sales results than in prior years,” Macellum said.

According to the company’s proxy for 2020, Gass voluntarily waived her base salary and the company’s board members waived their cash retainers during the period of the pandemic when the majority of Kohl’s stores remained closed. That resulted in Gass’ salary decreasing to $1.25 million in 2020 compared with $1.43 million in 2019.

However, Gass saw increases in other sections of her compensation package.

She received a bonus of $939,422 in 2020 compared with no bonus in 2019. The value of her stock awards in 2020 was $8.85 million compared with $7.25 million in 2019. She also was paid $1.57 million through the company’s non-equity incentive plan in 2020 compared with zero in 2019.

Kohl’s said its board compensation committee met to set the annual incentive payouts for executives including Gass in March 2020 at a time when Kohl’s stores were closed.

In light of the lack of objective comparisons with the company’s retail peer group, the committee said it adopted a two-part 2020 annual incentive plan with 50% based on comparable sales in relation to comparable sales of its peer group and 50% based on an assessment of management’s ability to lead through the crisis and manage financial liquidity and profitability.

The peer group consists of J.C. Penney, Gap Inc., L Brands Inc., Macy’s, Nordstrom, TJX Companies, Ross Stores and Bed, Bath & Beyond, according to Kohl’s.

Kohl’s said in its March 2021 proxy that the company computed long-term incentive payments for Gass and other executives in accordance with Financial Accounting Standards Board amendment that took effect after 2018. The amendment refers to companies accounting for equity awards to executives at “fair value.”

Kohl’s said the dollar amounts shown in the proxy represent the value of what executives could earn from the stock awards. Actual amounts are based on the company’s financial performance for its 2020 to 2022 fiscal years, Kohl’s said.

The Macellum proxy filing shows representatives of Macellum dialogued frequently with company executives and board members including Gass. They met via 13 phone calls and one lunch meeting starting in May 2021 through Jan. 18.

The communications from May through December 2021 and this January followed multiple previous meetings in 2020 and earlier in 2021 between Kohl’s executives and representatives of Macellum and other investors.

Board members and other executives represented the company in the calls when Gass wasn’t involved. Two Kohl’s executives joined Gass for three of the calls in which she participated and she handled two calls solo.

The proxy filing shows that Macellum representatives remained in frequent contact with Kohl’s leadership after the April 2021 settlement with activist shareholders

The first phone conversation was held May 21, 2021 when unidentified Macellum representatives discussed the retailer’s first-quarter financial results with Kohl’s board member Peter Boneparth. He serves on the board’s finance committee and is an executive with The Blackstone Group LLP.

Macellum also met Boneparth for lunch in July 2021 “to discuss the company’s operational performance,” according to the proxy.

Topics on the other phone calls included quarterly financial results, the company’s operational performance, supply chain issues, a share-price decline and business strategies, according to the proxy.

The proxy doesn’t identify who represented Macellum in the multiple conversations.

The calls that included Gass in 2021 were held on June 1, Aug. 23, and Nov. 22 and she was joined by Kohl’s chief financial officer Jill Timm and vice president of investor relations Mark Rupe. She also talked solo via phone with Macellum on Jan. 13 and Jan. 18.

The topics for the June and August calls included company’s operational performance and the August call also included a discussion of a “share price decline.” The November call was about the third-quarter earnings results.

Macellum also held a Nov. 22 phone call with the Kohl’s board, which includes Gass, that covered Macellum’s detailed analysis of “under-performance” in 2021 and what Macellum called the retailer’s “low valuation.” Macellum urged the board “to consider meaningful operational and strategic changes to the business,” according to the proxy.

“After the conclusion of the presentation, none of the members of the board asked any questions or gave any comments or engaged with the material,” Macellum said in the proxy.

On Jan. 13, Macellum called Gass and implored Kohl’s to hire an independent investment bank to “explore strategic options” for the company and requested “shareholder representation on the board.”

The last call listed in the new proxy was on Jan. 18 when Macellum called Gass to express disappointment with what the firm viewed as a lack of “meaningful improvement” in the company’s performance and stock since the April 2021 settlement with Macellum and other activist investors.

The Jan.18 conversation between Gass and Macellum was held the same day that Macellum and Kohl’s issued dueling press releases.

First, Macellum announced sending a letter to shareholders stating the retailer’s improved financial performance in 2021 was largely the result of the rebound from the pandemic. Macellum said the company’s stock had “significantly underperformed” its retail peers and its market share has shrunk.

Kohl’s then issued its own press release acknowledging continuing to engage with Macellum. The company’s directors said they were disappointed with the path Macellum had taken and “the unfounded speculation in their announcement and letter.”

Kohl’s said its strategic business plan under Gass was continuing to gain traction and pointed out the company responded to the activism by Macellum and other investors by adding the new board members in April 2021.

After the Jan. 18 public tussle between Kohl’s and Macellum, The Wall Street Journal reported Jan. 21 that Kohl’s received an unsolicited takeover bid of $64 per share from Acacia Research Corp. with the backing of hedge fund firm Starboard Value LP. Acacia Research later confirmed the bid.

Kohl’s on Feb. 4 announced rejecting multiple bids and said its board implemented a shareholder rights policy, also known as a poison pill, to block any hostile takeover efforts. Kohl’s characterized the bids as not reflecting the company’s true value.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger, together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.